Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Gladstone Capital Advisers, Inc. (incorporated in Delaware)

Gladstone Business Loan, LLC (organized in Delaware)

Gladstone Financial Corporation (incorporated in Delaware)

Gladstone SBIC GP, LLC (organized in Delaware)

Gladstone SBIC, LP (formed in Delaware)

Northern Virginia SBIC GP, LLC (organized in Delaware)

Northern Virginia SBIC, LP (formed in Delaware)

BERTL, Inc. (incorporated in Delaware)

Defiance Integrated Technologies, Inc. (incorporated in Delaware)

Gladstone Metal, LLC (organized in Delaware)

Lindmark Holdings Corp. (incorporated in Delaware)

LYP Holdings Corp. (incorporated in Delaware)

U.S. Healthcare Communications, Inc. (incorporated in Delaware)

USHC Legal Inc. (incorporated in New Jersey)

Directories Holdings, Inc. (incorporated in Delaware)

Western Directories, Inc. (incorporated in Delaware)